UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2015

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

802 Main Street, West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2015, the Board of Directors of C&F Financial Corporation (the “Company”), upon the recommendation of the Compensation Committee, approved an amendment to the C&F Financial Corporation Management Incentive Plan (the “Plan”) to specifically address the annual incentive compensation to be offered to the Chief Credit Officer of C&F Bank (the “CCO”) and the President of C&F Finance Company (“C&F Finance”) under the Plan.

Beginning in 2015, the Compensation Committee will establish annually under the Plan a cash award target and a targeted equity-based award, in each case stated as a percentage of base salary, for each of the CCO and the President of C&F Finance.  The cash award target for the CCO will be based on achievement of net income of C&F Bank for the relevant year and specific C&F Bank-related goals including asset quality and any other measurement goals deemed relevant. The cash award target for the President of C&F Finance will be based on achievement of return on assets of C&F Finance for the relevant year, adjusted at the Compensation Committee’s discretion based on a review of asset quality measures of C&F Finance and any other measurement deemed relevant. The performance goals for the equity-based award for the CCO and the President of C&F Finance will be established by the Compensation Committee based on a recommendation from the Company’s Chief Executive Officer. As with awards granted to the Company’s Chief Executive Officer and President under the Plan, any cash or equity-based award earned under the Plan may be adjusted by the Committee, at its discretion.

Any equity-based award granted under the Plan that is payable in stock will be issued under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan unless the Compensation Committee specifically determines otherwise.

The above summary of the amendment to the Plan is qualified in its entirety by reference to the full text of the Plan, as amended, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	C&F Financial Corporation Management Incentive Plan, as amended March 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(REGISTRANT)

Date: March 9, 2015	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
President and Chief Financial Officer

Exhibit Index

10.1	C&F Financial Corporation Management Incentive Plan, as amended March 3, 2015.